Exhibit 4.2

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 4, 2017, among Delphi Powertrain Systems, LLC, a Delaware limited liability company, and Delphi Powertrain International Services, LLC, a Delaware limited liability company (each a “Guaranteeing Party” and, collectively, the “Guaranteeing Parties”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”).

W I T N E S S E T H

WHEREAS, Delphi Technologies PLC (f/k/a Delphi Jersey Holdings plc), a Jersey public limited company (the “Issuer”), has heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of September 28, 2017, providing for the issuance of an unlimited aggregate principal amount of 5.00% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Parties shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Parties shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture, jointly and severally with each other Guarantor, on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Party hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), as primary obligor and not merely as surety, to fully, unconditionally and irrevocably guarantee on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Such Note Guarantee shall remain in full force and effect until payment in full of all Guaranteed Obligations. Each Guaranteeing Party further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guaranteeing Party and that such Guaranteeing Party will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guaranteeing Party waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guaranteeing Party waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of the Guaranteeing Parties hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Supplemental Indenture, the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder, the Trustee or Agents for the Guaranteed Obligations or any of them; (e) the failure of any Holder, the Trustee or Agents to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 10.06 of the Indenture, any change in the ownership of such Guarantor.

(c) Each Guaranteeing Party further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

(d) Each Guaranteeing Party further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

(e) Each Guaranteeing Party further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of the Guaranteeing Parties’ Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Parties for the purposes of Section 10.01 of the Indenture and this Supplemental Indenture.

(f) Each Guaranteeing Party also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under Section 10.01 of the Indenture or this Supplemental Indenture.

(3) Limitation on Liability. Each Guaranteeing Party hereby confirms that it is the intention of all parties that the Note Guarantee of the Guaranteeing Parties (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to any Note Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable foreign or state law. Any term or provision of this Supplemental Indenture or the Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by the Guaranteeing Parties shall not exceed the maximum amount that can be hereby guaranteed without rendering this Note Guarantee, as it relates to the Guaranteeing Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(4) Successors and Assigns. This Supplemental Indenture and Article 10 of the Indenture shall be binding upon the Guaranteeing Parties and their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Supplemental Indenture, in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

(5) No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Supplemental Indenture or Article 10 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture and Article 10 of the Indenture at law, in equity, by statute or otherwise

(6) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in clause (b) below, none of the Guaranteeing Parties may, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person, unless:

(1) (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Issuer, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2) such Guarantor will be released from its Note Guarantee in connection therewith as provided in this Indenture.

(b) Notwithstanding clause (a) above:

(1) any Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor; and

(2) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

(7) Releases.

The Note Guarantee of the Guaranteeing Parties will be released with respect to the Notes under this Supplemental Indenture and Article 10 of the Indenture without any further action required on the part of the Trustee, the Agents or any Holder:

(a) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guaranteeing Party such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor;

(b) when such Guaranteeing Party no longer guarantees or is otherwise obligated under (or concurrently with such release, will no longer guarantee or otherwise be obligated under) the Credit Agreement or any other Material Indebtedness of the Issuer or any other Guarantor; or

(c) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with Article 8 of the Indenture or if the Issuer’s obligations with respect to such series of Notes are discharged in accordance with the terms of Section 8.06 of the Indenture.

(8) Contribution. If a Guaranteeing Party makes a payment under its Note Guarantee, it shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each other Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

(9) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any Guaranteeing Party shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Parties) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(10) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(11) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(12) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(13) The Trustee and the Agents. The Trustee and the Agents shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DELPHI POWERTRAIN SYSTEMS, LLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: President and Secretary

DELPHI POWERTRAIN INTERNATIONAL SERVICES, LLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: President and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent, Registrar and Authenticating Agent

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

[Signature Page to the Supplemental Indenture]